250 Glen Street Glens Falls, NY 12801 Contact: Timothy C. Badger Tel: (518) 745-1000 Ext 306 Fax: (518) 745-1976 www.arrowfinancial.com

To:

All Media

Date:

April 28, 2010

Arrow Financial Corporation Announces

$5 Million Stock Repurchase Program

and

Declares Cash Dividend

The Board of Directors of Arrow Financial Corporation (NasdaqGS® – AROW) on
April 28, 2010 approved a stock repurchase program authorizing the repurchase, at the discretion of senior management, of up to $5 million of the Company’s common stock over the next twelve months in open market or negotiated transactions. This program replaces a similar $5 million repurchase program approved one year earlier in April 2009, under which the Company repurchased approximately $2.6 million of its common stock.

Also, the Board declared a quarterly cash dividend of $.25 per share payable June 15, 2010 to shareholders of record June 3, 2010.

Arrow Financial Corporation is a multi-bank holding company headquartered in Glens Falls, NY serving the financial needs of northeastern New York.  Arrow is the parent company of Glens Falls National Bank and Trust Company and Saratoga National Bank and Trust Company.  Other subsidiaries include North Country Investment Advisers, Inc., Capital Financial Group, Inc., an insurance agency specializing in the sale and servicing of group health plans, and Loomis & LaPann, Inc., a property and casualty insurance agency.